                                                                    EXHIBIT 3.58


                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                             SYNAGRO MANAGEMENT L.P.
                          (A TEXAS LIMITED PARTNERSHIP)


         This Limited Partnership Agreement of Synagro Management L.P. dated as of December 21, 2000, is hereby adopted, executed and agreed to by the General Partner and the party listed on the signature page as Limited Partner. The General Partner, the Limited Partner and any additional Limited Partners admitted to the Partnership are collectively referred to herein as the "Partners."

         1. FORMATION. Synagro Management L.P. (the "Partnership") was formed on December 21, 2000, as a Texas limited partnership under and pursuant to the Texas Revised Limited Partnership Act, as amended (the "Act").

         2. TERM. The Partnership shall commence business on the date of the original filing of the Certificate of Limited Partnership and its existence shall be until perpetual unless terminated sooner as herein provided.

         3. PURPOSES. The purposes of the Partnership are to carry on any lawful business, purpose or activity for which limited partnerships may be formed under the Act. The Partnership shall have all of the powers to conduct such business as permitted under the Act.

         4. GENERAL PARTNER. Synagro Texas, Inc., a Texas corporation, is the General Partner of the Partnership (such General Partner or its successor, the "General Partner").

         5. SHARING RATIOS. The Partners shall receive the allocation of all profits, losses, gains, deductions and credits with respect to the operations of the Partnership in accordance with the Sharing Ratios set forth on Schedule 1 attached hereto and hereby made a part hereof.

         6. CONTRIBUTIONS. Without creating any rights in favor of any third party, the Partners may, from time to time, make contributions of cash or property to the capital of the Partnership, but shall have no obligation to do so.

         7. DISTRIBUTIONS. The Partners shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Partnership and (b) to enjoy all other rights, benefits and interests in the Partnership, in accordance with the Sharing Ratios set forth on Schedule 1 attached hereto and hereby made a part hereof.

         8. MANAGEMENT. The management of the Partnership is fully reserved to the General Partner. The powers of the General Partner shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed under the direction of, the General Partner, who shall make all decisions and take all actions for the Partnership.

         9. TAX MATTERS. The Partnership and the General Partner shall comply with all requirements of the Internal Revenue Code of 1986, as amended, with respect to the Partnership. In this regard, the Partnership shall be regarded for federal tax purposes as corporation.

         10. TRANSFERS. The Partners may freely transfer all or any part of their partnership interest in the Partnership at any time, and any such transferee shall become an additional or substituted Partner of the Partnership, as applicable, with full rights of a Partner as set forth herein and in the Act.

         11. DISSOLUTION. The Partnership shall dissolve and its affairs shall be wound up upon the expiration of its term or at such time, if any, as all of the Partners, by unanimous agreement, may elect or as may be required under the Act. No other event will cause the Partnership to dissolve.

         12. REMOVAL OF GENERAL PARTNER. A majority in interest of the Limited Partners may remove the General Partner as general partner of the Partnership at any time. Upon removal of the General Partner, the General Partner shall cease to be a general partner of the Partnership, and all the General Partner's duties, responsibilities, liabilities and obligations as a general partner of the Partnership under this Agreement or any amendments to this Agreement shall terminate, and the General Partner's interest in the Partnership shall be converted to that of a Limited Partner and the General Partner shall automatically be admitted to the Partnership as an additional Limited Partner. The Limited Partners are then authorized to issue a new interest in the Partnership to a new general partner, elected by a majority in interest of the Partners.

         13. AMENDMENT. This Agreement may be amended, supplemented or restated only by a written agreement executed by each of the Partners.

         14. GOVERNING LAW. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING ITS
CONFLICT-OF-LAWS RULES).



                            [Signature page follows]




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




                                        /s/ Alvin L. Thomas
                                        --------------------------------------
                                        GENERAL PARTNER:
                                        Synagro Texas, Inc.


                                        /s/ James P. Carmichael
                                        --------------------------------------
                                        LIMITED PARTNER:
                                        Synagro Delaware, Inc.








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



                                   SCHEDULE 1

              Names, Addresses, Sharing Ratios and Initial Capital
                          Contributions of the Partners



                                             Capital           Sharing
Name of General Partner:                   Contribution         Ratio
------------------------                   ------------        -------

Synagro Texas, Inc.                          $ 50.00             1.0%
                                             -------
1800 Bering, Suite 1000
Houston, Texas  77057


Name of Limited Partner:
------------------------

Synagro Delaware, Inc.                       $ 50.00            99.0%
                                             -------
2751 Centerville Road
Suite 310
Little Falls Center II
Wilmington, DE  19808


         TOTAL                               $100.00             100%
                                             =======            ====




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